EXHIBIT 2.1
EXECUTION VERSION

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT
This First Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of May 2, 2017, by and among Capgemini America, Inc. (“Purchaser”), Ciber, Inc., a Delaware corporation (“Seller”) and, solely for the limited purpose of Section 8.20 of the Agreement, CIBERsites India Private Limited, a company organized under the laws of India and a wholly-owned subsidiary of Seller (the “Company Subsidiary”). Purchaser, Seller and the Company Subsidiary are sometimes each referred to in this Amendment as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Parties entered into an the Asset Purchase Agreement, dated as of April 10, 2017 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement, pursuant to Section 12.3 thereof, as set forth herein.
NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Section 1.Amendment to the Preamble of the Agreement. The first sentence of the preamble of the Agreement is hereby amended by deleting the reference to “and one or more Designated Purchasers”.
Section 2.    Amendment to Article I of the Agreement.
(a)    Section 1.3 (Assumption of Liabilities) of the Agreement is hereby amended by deleting clause (b) thereof in its entirety and inserting the following in lieu thereof:
“(b)    all Liabilities arising under the accounts payable related to the operation of the Business and the Purchased Assets incurred prior to the Agreement Date that are owed to the parties set forth on Schedule 1.3(b) (including all costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts including the cost of obtaining any consents in respect of the Assigned Contracts (collectively, “Cure Costs”)) and outstanding as of Closing (the “Assumed Pre-Petition AP”), and any other accounts payable related to the operation of the Business and the Purchased Assets incurred after the Agreement Date and outstanding as of Closing (the “Assumed Post-Petition AP” and collectively with the Assumed Pre-Petition AP, the “Assumed AP”); and”
(b)    Section 1.4 (Excluded Liabilities) of the Agreement is hereby amended by deleting clause (a) thereof in its entirety and inserting the following in lieu thereof:
“(a)    all Liabilities arising out of, related to or otherwise in respect of the Purchased Assets or the Business arising prior to the Closing other than the Assumed Liabilities, including all Liabilities arising under the accounts payable that are owed to the parties set forth on Schedule 1.4(a);”
Section 3.    Amendment to Article II of the Agreement. Section 2.3 (Deposit) of the Agreement is hereby amended and restated in its entirety as follows:
“Deposit. On the date of entry of the Bidding Procedures Order, Purchaser and Seller shall enter into an escrow agreement as mutually agreed upon between the Parties (the “Escrow Agreement”), with a nationally-recognized, third-party, United States-based escrow agent designated by Purchaser (the “Escrow Agent”), and Purchaser shall, no later than one (1) Business Day following the date of entry of the Bidding Procedures Order, deposit into escrow with the Escrow Agent an amount equal to Five Million Dollars ($5,000,000) (such amount, together with any interest accrued thereon prior to the Closing Date, the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Purchaser or Seller. The Deposit shall not be refunded to Purchaser in the event of termination of this Agreement pursuant to Section 3.4(d), in accordance with Section 3.5. If this Agreement is terminated for any reason other than pursuant to Section 3.4(d), Purchaser shall instruct the Escrow Agent, and the Escrow Agent shall, within two (2) Business Days after such instruction, return to Purchaser the Deposit by wire transfer of immediately available funds. The Deposit shall be payable to Seller, (a) pursuant to an instruction to the Escrow Agent by Seller, in the event of a termination of this Agreement pursuant to Section 3.4(d), in which case the Deposit shall be delivered to an account designated by Seller by wire transfer of immediately available funds, or (b) pursuant to a joint instruction to the Escrow Agent by Seller and Purchaser, in the event of the Closing, in which case (i) the Deposit shall be delivered to an account designated by Seller by wire transfer of immediately available funds and (ii) the Deposit shall count toward payment of the Purchase Price by Purchaser pursuant to Section 3.3(a). The Escrow Agent’s escrow fees and charges shall be paid by Purchaser.”

Section 4.    Amendment to Article III of the Agreement. Section 3.4(c) (Termination of Agreement) of the Agreement is hereby amended by replacing “the date that is fourteen (14) days after the Petition Date” in clause (iii) thereof with “May 2, 2017”.
Section 5.    Amendment to Article VII of the Agreement. Section 7.1 (Approval of Bid Protections and Overbid Protection) of the Agreement is hereby amended by replacing “Three Million Dollars ($3,000,000)” in clause (a) thereof with “One Million Dollars ($1,000,000)”.
Section 6.    Amendment to Article VIII of the Agreement. Section 8.15 (Transition Services; Reverse Transition Services) of the Agreement is hereby amended and restated in its entirety as follows:
“Transition Services; Reverse Transition Services. Prior to the Closing Date, (a) Purchaser may request that Seller or its Affiliates provide, following the Closing, transition services to each of the North American Business and the Indian Business, as applicable, on customary terms and duration mutually agreed upon among the Parties, and (b) Seller may request that Purchaser or its Affiliates provide, following the Closing, reverse transition services from the North American Business or the Indian Business, as applicable, on customary terms and duration mutually agreed upon among the Parties. At the Closing, Purchaser and Seller shall enter into, execute and deliver a transition services agreement (the “TSA”) on customary terms and duration mutually agreed upon by the Parties; provided, however, that the Parties shall, on or before the date of the Auction, agree upon the material terms of the TSA, including the schedule of services to be provided, the related service fees and any other material terms, and such material terms shall be reflected in the TSA that is executed by the Parties at Closing. Following the Closing, Purchaser and Seller may, upon mutual written agreement, revise the TSA to include additional services or remove certain services provided for therein.”
Section 7.    Amendment to Schedules to the Agreement. Schedule 1.1(f) is hereby amended and restated in its entirety as follows:
“Schedule 1.1(f) – Assumed Leased Real Property

1.	Leased Real Property located at 10230 NE Points Drive, Suites 540 and 550, Kirkland, Washington 98033

2.	Leased Real Property located at 1235 Westlakes Drive, Second Floor, Berwyn, Pennsylvania 19312

3.	Leased Real Property located at 320 Seven Springs Way, Office Numbers 236 and 243, Brentwood, Tennessee 37027

4.	Leased Real Property located at 1500 District Avenue, First and Second Floors, Burlington, Massachusetts 01803

5.	Leased Real Property located at 100 Connell Drive, Berkeley Heights, New Jersey 07922

6.	Leased Real Property located at 101 South Tryon Street, Suite 2550, Charlotte, North Carolina 28280

7.	Leased Real Property located at 4 Smithfield Street, Fourth Floor, Fifth Floor, and Eighth Floor, Pittsburgh Pennsylvania 15222

8.	Leased Real Property located at 600 Wilson Lane, Suite A, Mechanicsburg, Pennsylvania 17055

9.	Leased Real Property located at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545

10.	Leased Real Property located at 111 North Magnolia Avenue, Suite 1000, Orlando, Florida, 32801

11.	Leased Real Property located at 7221 West 79th Street, Suite 208, Overland Park, Kansas 66204

12.	Leased Real Property located at 5511 Capital Center Drive, Raleigh, North Carolina 27606

13.	Leased Real Property located at 400 Andrews Street, Rochester, New York 14604

14.	Leased Real Property located at 8700 East Vista Bonita Drive, Suite 100, Scottsdale, Arizona 85255

15.	Leased Real Property located at 27777 Franklin Road, Suite 1050, Southfield, Michigan 48034

16.	Leased Real Property located at 4343 Anchor Plaza Parkway, Suite 290, Tampa, Florida 33634”
Section 8.    Definitions; References.
(a)    Unless otherwise specifically defined in this Amendment, each capitalized term as amended hereby and not otherwise defined in this Amendment shall have the meaning assigned to such term in the Agreement.
(b)    Upon the effectiveness of this Amendment, each reference in the Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be deemed a reference to the Agreement, as amended by this Amendment.

(c)    Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to April 10, 2017, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 10, 2017 and references to “the date of the Amendment” and “as of the date of the Amendment” shall refer to the date of this Amendment.
Section 9.    No Further Amendment; Effectiveness. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any other document referred to therein. Nothing in this Amendment shall act as a waiver of any prior breach of the Agreement and the Parties reserve all rights they may have with respect to such prior breach pursuant to the provisions of the Agreement. This Amendment shall form a part of the Agreement for all purposes, and the Parties shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties. In the event of any inconsistency or conflict between the Agreement and this Amendment, this Amendment shall govern and control.
Section 10.    Representations and Warranties. Each Party represents to the other Party that (a) it has all necessary power and authority to enter into this Amendment, (b) the execution and delivery by such Party of this Amendment have been duly authorized by all requisite action on the part of such Party and (c) this Amendment has been duly executed and delivered by such Party.
Section 11.    Entire Agreement. This Amendment and the Agreement (including the Schedules to the Agreement, the Seller Disclosure Schedules and all Annexes and Exhibits) contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (a) the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and (b) any written agreement of the Parties that expressly provides that it is not superseded by this Amendment and the Agreement.
Section 12.    Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Amendment a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.
Section 13.    Counterparts; Facsimile Delivery.

(a)    This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.
(b)    The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly form one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
All other interpretive provisions of the Agreement, to the extent not amended hereby, are hereby incorporated into this Amendment by reference mutatis mutandis.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

CAPGEMINI AMERICA, INC.
By:	/s/ Navin Goel
Name: Navin Goel
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

CIBER, INC.
By:	/s/ Michael Boustridge
Name: Michael Boustridge
Title: CEO

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

Solely for the limited purpose of Section 8.20 of the Agreement, CIBERSITES INDIA PRIVATE LIMITED
By:	/s/ Christian Mezger
Name: Christian Mezger
Title: Director